Exhibit 99.1

NEWS RELEASE

Contacts:
Investor: Patrick Fossenier	734-757-1557
News Media: Gary Frantz	734-757-1558
JOE DAGNESE NAMED PRESIDENT OF CON-WAY FREIGHT
ANN ARBOR, Mich. - June 16, 2015 - Con-way Inc. (NYSE:CNW) announced today that Joseph M. (Joe) Dagnese has been named president of Con-way Freight, the company’s regional and national less-than truckload (LTL) subsidiary and largest operating unit.
Dagnese assumes his new position immediately, succeeding W. Gregory Lehmkuhl, who resigned as president of Con-way Freight to pursue an opportunity as chief executive officer of a private equity-owned company.
Dagnese, a 32-year veteran of the transportation and logistics industry, moves into the top leadership role at Con-way Freight from Con-way Truckload, where he served as its president.
“Joe brings an impressive array of lean management skills, strategic insight and leadership qualities to Con-way Freight,” said Douglas W. Stotlar, president and CEO of Con-way Inc. “His unique background and broad experience across the Con-way organization provide continuity to our lean journey while driving continued progress with our growth and improvement initiatives at Con-way Freight.”
Dagnese began his career at Con-way in 1995, when he joined Menlo Logistics, Con-way’s global logistics and supply chain management unit. Prior to becoming the president at Con-way Truckload, Joe served as vice president of Menlo’s International operations, and previously led Menlo’s Automotive and Government Services, and Consumer, Retail & Industrial groups. He joined Menlo following 14 years with The Procter & Gamble Company.
He is a graduate of Indiana University where he earned a bachelor’s degree in business and transportation.
A successor for the president’s role at Con-way Truckload will be named at a later date.
About Con-way Inc. -- Con-way Inc. (NYSE:CNW) is a $5.8 billion freight transportation and logistics services company headquartered in Ann Arbor, Mich. Con-way delivers industry-leading services through its primary operating companies of Con-way Freight, Con-way Truckload and Menlo Logistics. These operating units provide high-performance, day-definite less-than-truckload (LTL), full truckload and multimodal freight transportation, as well as logistics, warehousing and supply chain management services. Con-way also operates a trailer refurbishing and manufacturing company which supplies trailing equipment to the company’s trucking fleets. Con-way Inc. and its subsidiaries operate from more than 500 locations across North America and in 20 countries. For more information about Con-way, visit www.con-way.com.